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                                                                   EXHIBIT 10.18


                                 March 26, 1998


Jerry Bradley, President
Opryland Music Group
65 Music Square West
Nashville, TN  37203

Dear Jerry:

         This letter agreement (the "Agreement"), dated as of the date above, is between Gaylord Entertainment Company (the "Company"), a Delaware corporation, and you. Upon the terms and conditions of this Agreement, the Company will employ you and you accept employment with the Company and agree to perform the duties required of you to the best of your ability. The term of this Agreement will begin on the date above and will terminate at the close of business on February 28, 2003, unless otherwise extended or earlier terminated (the "Employment Period").

         1. In return for the services rendered by you, you will be entitled to the following compensation:

                  (a) A base salary of $200,000 per annum (the "Base Salary"), subject to such increases as may from time to time be determined by the Board of Directors and/or the Chief Executive Officer of the Company, payable in monthly installments in accordance with the ordinary payroll payment schedule of the Company. Your Base Salary will be subject to all applicable withholding and payroll taxes plus other withholdings authorized by you.

                  (b) A cash bonus payable annually in the amount of 3% of the three-year average of the net publishers' share of Opryland Music Group, Inc. to be calculated in a manner consistent with previous computations by the Company of the net publishers' share.

                  (c) A cash bonus payable annually in the discretion of the Company and at such time and upon such terms and conditions as that paid to other key executives of the Company not to exceed nine percent (9%) of Base Salary.

                  (d) Options to acquire 25,000 shares of Gaylord Entertainment Company common stock under the Company's 1997 Stock Option and Incentive Plan, with an exercise price equal to the closing price of the Company's stock on February 19, 1998, to vest over three (3) years in increments on each date set forth below on which you are an employee of the Company:

                           33 1/3% on February 28, 2001
                           33 1/3% on February 28, 2002
                           33 1/3% on February 28, 2003.

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Jerry Bradley, President
March 26, 1998
Page 2


                  Notwithstanding the foregoing, 100% of such options shall vest immediately upon your death or Disability (as defined in Section 2 of this Agreement), or upon termination of employment with the Company pursuant to the terms of the Severance Agreement between you and the Company dated August 8, 1994.

                  (e) Use of a luxury automobile provided by the Company.

                  (f) All other benefits and perquisites as are customarily provided to other executive officers of the Company.

         In return for the compensation and benefits described above (the "Compensation"), you agree that you will provide substantially all of your working time, attention and energies to the business of the Company in your position as President, Opryland Music Group, and will perform services at the request of the Chief Executive Officer or the Board of Directors of the Company; you will use your best efforts to advance the best interests of the Company; and you will not engage in outside business activities which would interfere with the performance of your duties. Notwithstanding the foregoing, it is acknowledged by the Company that you may continue your association with Forrest Hills Music and Bradley's Barn, and that such continued involvement in a manner and extent consistent with previous involvement will not be deemed to interfere with the duties described in this letter. You will not be required at any time as a condition of continued employment to relocate your domicile from Nashville, Tennessee, to any other location.

         2. Your employment with the Company may be terminated before the end of the Employment Period, as follows:

                  (a) You may be terminated by the Company for cause upon oral notification by the Company. If you are terminated for cause, you will not be entitled to receive any Compensation beyond the date of your termination for cause. Termination for cause, as used here, means termination of your employment by the Company because: (i) you are convicted of or plead guilty or nolo contendere to any felony or any misdemeanor involving moral turpitude, (ii) you engage in self-dealing or fraud with respect to the Company, (iii) you engage in competition with the Company. To engage in competition means to own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business engaged in music publishing or any similar or related business. Ownership of one percent or less of the voting stock of any publicly held corporation or involvement with Forrest Hills Music or Bradley's Barn will not be a violation of this noncompetition covenant.

                  (b) You may be terminated by the Company without cause upon oral notification by the Company. If you are terminated without cause, you will be entitled to receive your Base Salary and bonuses for the period prior to termination, the Company will continue to pay your Base Salary and bonuses for the balance of the Employment Period, and the



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Jerry Bradley, President
March 26, 1998
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         unvested options provided to you under paragraph 1(d) above and all other unvested options shall vest upon the date of such termination. For purposes of this Section 2(b), the bonus of net publishers' share payable to you for each year (including any partial year) during the balance of the Employment Period shall be identical to the bonus of net publishers' share actually paid to you for 1997 (prorated for any partial year). You will not be entitled to any other Compensation beyond the date of such termination.

                  (c) You may be terminated by the Company on account of disability upon oral notification by the Company. Disability means your absence from or inability to perform your duties on a full-time basis for ninety (90) consecutive days due to physical or mental illness, as determined by the Company. If the Company terminates this Agreement due to Disability, you will not be entitled to Compensation except amounts you are entitled to receive under the Company's long term disability benefits plan (payable in accordance with the terms of that plan as of the date of your Disability) and except as set forth in Sections 1(d) and 2(f) of this Agreement.

                  (d) If you should die during the Employment Period, the Company will pay an amount equal to three (3) monthly installments of your Base Salary in effect at the time of your death directly to your Beneficiary (as set forth on the attached Designation of Beneficiary form). Neither your Beneficiary nor your estate will be entitled to any other Compensation beyond the date of your death except as set forth in Sections 1(d) and 2(f) of this Agreement.

                  (e) You may resign at any time upon ninety (90) days prior written notice to the Company. If you resign, you will be entitled only to the payment of your Base Salary up to and including the date of your resignation. You will not be entitled to any other Compensation except as set forth in Section 2(f) of this Agreement.

                  (f) Upon termination of your employment for any reason, you (or your beneficiary) will be entitled to receive any Company retirement benefits from employee benefit plans sponsored by the Company to which you are entitled by virtue of your age and length of service under the terms of those employee benefit plans. Those benefits include: Retirement Plan and 401(k) Savings Plan benefits; nonqualified plan benefits from those plans in which you participate at the time of your termination of employment; and retiree medical benefits. These benefits are fully described in the employee benefit plan documents and, where applicable, in the summary plan descriptions for those plans.

         You also agree to keep confidential all trade secrets, proprietary information, and confidential information (the "Confidential Information") which you have learned during your employment with the Company, which you acknowledge to be the property of the Company. You will use your best efforts and utmost diligence to guard and protect the Confidential Information. Furthermore, you agree that you will not take with you but will leave with the Company all records



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Jerry Bradley, President
March 26, 1998
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and papers on all matter of whatever kind which bear on this Confidential
Information, regardless of the reason your employment is terminated.

         3. There are also several miscellaneous matters in connection with this Agreement to which you and the Company agree. They are as follows:

                  (a) During the Employment Period, you will be eligible for and entitled to participate in all employee benefit plans that are provided to other key executives of the Company.

                  (b) You may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel and similar items. The Company will reimburse you for all such expenses upon your periodic presentation of an itemized account or voucher of such expenditures consistent with Company policy.

                  (c) The validity, interpretation, construction and performance of this Agreement (and every other issue arising under it) will be governed by the laws of the State of Tennessee, without giving effect to the principles of conflict of laws of such State. Since the Agreement is made, negotiated and executed between you, a resident of Davidson County, Tennessee, and the Company which has its principal executive offices located in Davidson County, Tennessee, you and the Company each agree and consent to the jurisdiction of, and agree that any controversy between you and the Company arising out of this Agreement will be brought in: the United States District Court for the Middle District of Tennessee, Nashville Division; the Davidson County, Tennessee Circuit Court; or such other court located within Davidson County, Tennessee, as may have subject matter jurisdiction over the controversy.

                  (d) You acknowledge that the services to be rendered by you are unique and personal and therefore may not be assigned or delegated. The rights and duties of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company.

                  (e) You and the Company entered into a Severance Agreement dated August 8, 1994. As a result of the Merger Agreement between Westinghouse Electric Corporation and the Company dated February 9, 1997, which merger was consummated on September 30, 1997, the Severance Agreement provides to you certain rights and benefits for a period of two years ending on September 30, 1999. The Severance Agreement shall remain in full force and effect in accordance with its terms. You will be entitled to the benefits of this letter agreement and the Severance Agreement; provided that any monetary payments to be made to you pursuant to Sections 2(b) or 2(d) of this letter agreement shall offset or be offset by any Severance Compensation payable to you under the Severance Agreement.


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Jerry Bradley, President
March 26, 1998
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                  (f) You acknowledge and agree that there are no agreements, representations or other promises about employment that are not set forth in this Agreement, and that this Agreement embodies the entire Agreement between you and the Company on this subject. This Agreement may be amended only by a subsequent agreement in writing signed by you and the Company.

         I apologize for the length of this letter agreement, but I wanted to make sure that it is clear about everything. If this satisfactorily expresses our agreement, please sign both of the originals I have enclosed. Keep one for your files and send the second to my attention.

         I look forward to our continued working relationship for at least the next five years.

                                     Sincerely,



                                     Terry E. London
                                     President and Chief Executive Officer



         I, Jerry Bradley, by signing below, signify that I have read this letter agreement, understand its terms and conditions, and agree to be bound.




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Jerry Bradley



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